Exhibit 10.1
HI-CRUSH PARTNERS LP
2017 UNIT PURCHASE PROGRAM
ENROLLMENT AGREEMENT
The Hi-Crush Partners LP 2017 Unit Purchase Program (the “UPP”) is a voluntary program that provides Eligible Participants the opportunity to purchase common units representing limited partner interests (“Units”) in Hi-Crush Partners LP (“HCLP”) at a discount. You can use this Enrollment Agreement to (a) enroll in the UPP, (b) decrease your level of payroll deductions or installment contributions, as applicable, (c) withdraw a portion or all of your accumulated contributions then credited to your UPP Account, or (d) fully withdraw from participation in the UPP. Your execution of this Enrollment Agreement does not create a binding agreement with HCLP until it is executed by HCLP. By enrolling in the UPP, you acknowledge receipt of this Enrollment Agreement, the attached Terms and Conditions (the “Terms and Conditions”), and HCLP’s First Amended and Restated Long Term Incentive Plan (the “LTIP” and, together with this Enrollment Agreement and the Terms and Conditions, collectively, the “UPP Documents”) and agree to be bound by the terms hereof and thereof. Capitalized terms used but not defined herein have the meanings set forth in the Terms and Conditions.
Section 1. Actions

Action (check one box only):	Then Complete Sections:
☐ New Enrollment	2, 6
☐ Payroll Deduction or Installment Contribution Decrease	3, 6
☐ Return of Contributions	4, 6
☐ Full Withdrawal from Participation in the UPP	5, 6
Section 2. Election to Participate and Enroll; Payroll Deduction Authorization or Contribution Election
I hereby elect to participate in the UPP and subscribe to purchase Units in accordance with the UPP Documents. I authorize HCLP to enroll me in the UPP.

(a)	To be completed by an Eligible Participant other than one described in Sections 2(b) or 2(c):
I hereby authorize my Employer to deduct from my Compensation that is paid by the Employer each pay period during the Offering Period an amount equal to the following percentage of my Compensation (referred to herein as the “Contribution Rate”) and to transfer such amount deducted to HCLP to be held by HCLP in accordance with the terms of the UPP. I understand that an amount equal to each payroll deduction will be credited to my notional UPP Account established for me under the UPP and that I may not make additional contributions to this account. I understand that if I do not either fully withdraw from participation in the UPP or become ineligible to participate in the UPP during the Offering Period, then any accumulated payroll deductions then credited to my UPP Account will be used to automatically purchase Units on the Purchase Date at the applicable Purchase Price determined in accordance with the Terms and Conditions, limited to 20,000 Units and subject to the other exceptions set forth therein.
Contribution Rate: _______% (from 1% - 35%, in whole-percentage increments only).
I understand that this election will remain in effect for the entire Offering Period unless I decrease the authorized level of payroll deductions, fully withdraw from participation in the UPP, or become ineligible to participate in the UPP. I understand that I may not increase the level of payroll deductions.
I understand that on or before May 11, 2018, I may decrease my rate of payroll deductions only once. To do so I must submit a new Enrollment Agreement authorizing the new rate of payroll deductions to the Committee.

(b)	To be completed by an Eligible Participant who, as of March 10, 2017, is a non-employee member of the Board of Directors:
I elect to make contributions to HCLP under the UPP in the following amount(s) not to exceed $150,000 in the aggregate (check one box below). I understand that an amount equal to each contribution made will be credited to my notional UPP Account established for me under the UPP and that I may not make additional contributions to this account. I understand that if I do not either fully withdraw from participation in the UPP or become ineligible to participate in the UPP during the Offering Period, then any accumulated contributions then credited to my UPP Account will be used to automatically purchase Units on the Purchase Date at the applicable Purchase Price determined in accordance with the Terms and Conditions, limited to 20,000 Units and subject to the other exceptions set forth therein.

☐ Contribution amount of $_________________, to be contributed in full on the March 13, 2017 Election Date. If I fail to pay my contribution, I understand that I shall be deemed to have fully withdrawn from participation in the UPP in accordance with Section 5 below.

☐ Two installments of $_________________ each, to be contributed on or before March 13, 2017 and December 1, 2017 (referred to herein as an “Installment Amount”). I understand that this election will remain in effect for the entire Offering Period unless I decrease my Installment Amount, fully withdraw from participation in the UPP, or become ineligible to participate in the UPP. I understand that on or before November 27, 2017, I may decrease the level of my second Installment Amount only once. To do so I must submit a new Enrollment Agreement authorizing the new level of my second Installment Amount. I understand that I may not increase the level of my second Installment Amount. If I fail to pay my first Installment Amount, I understand that I shall be deemed to have fully withdrawn from participation in the UPP in accordance with Section 5 below. If I fail to pay my second Installment Amount, I understand that I shall be deemed to have decreased my Installment Amount to $0 in accordance with Section 3(b) below.

(c)	To be completed by an Eligible Participant who, after March 10, 2017 but on or before November 27, 2017, is a non-employee member of the Board of Directors:
I elect to make a contribution to HCLP under the UPP in the following amount, not to exceed $150,000. I understand that an amount equal to such contribution will be credited to my notional UPP Account established for me under the UPP and that I may not make additional contributions to this account. I understand that if I do not either fully withdraw from participation in the UPP or become ineligible to participate in the UPP during the Offering Period, then any accumulated contributions then credited to my UPP Account will be used to automatically purchase Units on the Purchase Date at the applicable Purchase Price determined in accordance with the Terms and Conditions, limited to 20,000 Units and subject to the other exceptions set forth therein.

Contribution amount of $_________________, to be contributed in full on the December 1, 2017 Election Date. If I fail to pay my contribution, I understand that I shall be deemed to have fully withdrawn from participation in the UPP in accordance with Section 5 below.

Section 3. Payroll Deduction or Installment Contribution Decrease

(a)	To be completed by an Eligible Participant other than one described in Section 3(b):
Effective ________________ , 20__, I authorize the following new Contribution Rate for payroll deductions under the UPP, which represents a decrease from my current level of payroll deductions:
New Contribution Rate: ________% (from 0% - 34%, in whole-percentage increments only). I understand that by making this change in my Contribution Rate I may not decrease my Contribution Rate again during the Offering Period unless I fully withdraw from participation in the UPP. I understand that if I decrease my Contribution Rate to 0%, I may not restart my contributions under the UPP. I understand that if I decrease my Contribution Rate to 0% and withdraw 100% of the accumulated contributions then credited to my UPP Account, I will be deemed to have fully withdrawn from participation in the UPP as described in Section 5 below.

(b)	To be completed by an Eligible Participant who, as of March 10, 2017, was a non-employee member of the Board of Directors:
Effective ________________ , 20__, I authorize the following new level for my second Installment Amount under the UPP, which represents a decrease from my current level of Installment Amount:
New Installment Amount of $____________________, to be contributed on or before December 1, 2017. I understand that by making this change in my second Installment Amount I may not decrease my Installment Amount again during the Offering Period unless I fully withdraw from participation in the UPP. I understand that if I decrease my Installment Amount to $0 and withdraw 100% of my accumulated contributions then credited to my UPP Account, I will be deemed to have fully withdrawn from participation in the UPP as described in Section 5 below.
Section 4. Return of Accumulated Contributions
Effective as of _____________________, 20___, I direct HCLP to deduct $____________________ from the amount credited to my UPP Account, which represents no more than 100% of the amount now credited to my UPP Account, and pay such amount to me by check or in such other manner as HCLP and I agree.
I understand that on or before May 11, 2018, I may request return of an amount then credited to my UPP Account, which amount returned to me will reduce the amount of my UPP Account and will reduce the number of Units I will be able to purchase under the UPP. I understand that the requested amount will be paid to me as soon as administratively practicable following HCLP’s receipt and acceptance of my new, properly completed Enrollment Agreement.
I understand that if I withdraw 100% of the accumulated contributions then credited to my UPP Account and decrease my Contribution Rate to 0% or Installment Amount to $0, as applicable, I will be deemed to have fully withdrawn from participation in the UPP as described in Section 5 below.
Section 5. Full Withdrawal from Participation in the UPP
Effective _____________, 20___, I fully withdraw from participation in the UPP.
I understand that I may fully withdraw from participation in the UPP on or before May 11, 2018 by properly completing a new Enrollment Agreement that is accepted by HCLP. I further understand that if I fully withdraw from participation in the UPP, (a) all amounts then credited to my UPP Account will be paid to me as soon as administratively practicable following HCLP’s receipt and acceptance of my new, properly completed Enrollment Agreement, (b) my current contributions under the UPP will cease and I may not resume participation in the UPP, and (c) no Units will be purchased on my behalf on the Purchase Date.
Section 6. Agreement
I understand and agree that HCLP may, in its sole discretion, deliver any documents related to my participation in the UPP by electronic means. I hereby consent to receive such documents by electronic delivery and to participate in the UPP through any on-line system established or maintained by HCLP or any other person designated by HCLP.
I hereby agree to be bound by the terms of the UPP as set forth in the UPP Documents. I understand that the effectiveness of this Enrollment Agreement is dependent on my eligibility to participate in the UPP. In the event of an inconsistency between this Enrollment Agreement and the Term and Conditions, the Terms and Conditions shall govern.
By executing this Enrollment Agreement, I acknowledge that:

•
I understand that the UPP is governed by and will be administered in accordance with the UPP Documents. I acknowledge that I have read and understand the terms of the UPP Documents and agree to all of the terms and conditions set forth therein.

•	I have consulted with my own tax advisor regarding the tax consequences of participating in the UPP and the sale of Units purchased under the UPP.
[Signature Pages Follow]

In Witness Whereof, the undersigned Eligible Participant has executed this Enrollment Agreement, which will become effective and binding after approval by the Committee and as of the date of the countersignature of HCLP below.

________________________________ Employee's Signature
________________________________ Print Employee's Name
________________________________ Employee ID Number

Acceptance by HCLP of Eligible Participant’s Enrollment Agreement election after Committee approval:

________________________________ Name: Title: Date: ___________________________ _

[Signature Page to Employee Enrollment Agreement for the 2017 Unit Purchase Program]

HI-CRUSH PARTNERS LP
2017 UNIT PURCHASE PROGRAM
TERMS AND CONDITIONS
The purpose of the Hi-Crush Partners LP 2017 Unit Purchase Program (“UPP”) is to provide Eligible Participants an opportunity to purchase Units of Hi-Crush Partners LP (“HCLP”) at a discount. The UPP is a program offered under HCLP’s First Amended and Restated Long Term Incentive Plan (the “LTIP”). The terms and conditions of the UPP are set forth herein and in the LTIP to which the UPP is subject.
ARTICLE I
DEFINITIONS
Section 1.01 “Affiliate” means, with respect to HCLP, any other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, HCLP. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.
Section 1.02  “Board of Directors” means the Board of Directors of Hi-Crush GP LLC, the general partner of HCLP.
Section 1.03 “Code” means the Internal Revenue Code of 1986, as amended.
Section 1.04 “Compensation” means (a) for a Participant who is a salaried employee, such Participant’s base salary paid by the Employer, and shall not include any other compensation or other amounts paid by the Employer or any of its Affiliates including, without limitation, any commissions, bonuses, equity compensation, or welfare benefits, and (b) for a Participant who is an hourly employee, such Participant’s hourly pay plus overtime pay, plus shift differential pay, plus holiday pay plus any paid time off including bereavement pay or jury duty pay but excluding bonuses, commissions, and welfare benefits.
Section 1.05 “Election Date” means (a) March 13, 2017, for an individual who is an Eligible Participant on March 10, 2017, and (b) December 1, 2017, for an individual who becomes an Eligible Participant after March 10, 2017 and on or before November 27, 2017.
Section 1.06 “Eligible Participant” means each employee, including a part-time employee, of any Employer, and each non-employee member of the Board of Directors; provided that the term “Eligible Participant” shall not include (a) an employee who terminates employment with all Employers prior to Purchase Date for any reason, including, without limitation, due to death or disability, or (b) a non-employee member of the Board of Directors who terminates service on the Board of Directors prior to Purchase Date for any reason, including, without limitation, due to death or disability.

Section 1.07 “Employer” means HCLP and each Affiliate of HCLP.
Section 1.08 “Enrollment Agreement” means the instrument prescribed by the Committee pursuant to which an Eligible Participant may enroll in the UPP, subject to acceptance by HCLP, as a Participant and elect to purchase Units on the terms and conditions offered by HCLP under the UPP. The Enrollment Agreement, once fully accepted and executed by HCLP, is intended to evidence HCLP’s offer under the LTIP of a purchase right to the Eligible Participant to purchase Units on the terms and conditions set forth therein and herein; provided, however, in the event of a conflict between the Enrollment Agreement and these Terms and Conditions, these Terms and Conditions shall control.
Section 1.09 “Fair Market Value” means the closing sales price for a Unit as reported on New York Stock Exchange (or another national securities exchange on which HCLP is listed, if HCLP ceases to be listed on the New York Stock Exchange) for the date of reference. If there was no such price reported for the date of reference, “Fair Market Value” means the closing sales price for the Unit on the day immediately preceding the date of reference for which such price was reported or, if there was no such reported price, the fair market value of a Unit as determined by the Committee.
Section 1.10 “Maximum Deduction Amount” means, unless otherwise adjusted by the Committee, 35% of each payment of Compensation paid by an Employer to, or on behalf, of a Participant during the Offering Period.
Section 1.11 “Offering Period” means the period beginning on the applicable Election Date and ending on May 18, 2018, during which the Participant’s accumulates funds through payroll deduction accumulations or other contributions permitted under Section 2.04(b) to purchase Units through the purchase rights provided through the LTIP and UPP.

Section 1.12 “Participant” means each Eligible Participant who:
(a) elects to participate in the UPP in accordance with Article II; and
(b) has not otherwise ceased to be eligible to participate in the UPP or otherwise voluntarily elected to cease his or her participation in the UPP and has not otherwise requested and received all funds held on account of the Participant in the UPP.
Section 1.13 “Purchase Date” means May 23, 2018.
Section 1.14 “Purchase Price” means the purchase price for Units purchased under the UPP, determined as set forth in Section 3.01 below.
Section 1.15 “Trading Date” means a day on which the New York Stock Exchange is open for trading.
Section 1.16 “Unit” means a common unit representing a limited partner interest in HCLP.
Section 1.17 “UPP Account” means the bookkeeping account maintained by the Committee that reflects the amount of payroll deductions or other contributions to the UPP credited on behalf of a Participant under the UPP.

ARTICLE II
PARTICIPATION
Section 2.01 Initial Participation. Effective as of the Election Date applicable to such Eligible Participant, an Eligible Participant may elect to participate in the UPP, subject to HCLP’s acceptance, by properly executing an Enrollment Agreement and filing such Enrollment Agreement with the Committee, or its delegate, at such time in advance of the applicable Election Date as the Committee shall prescribe. The terms of the Enrollment Agreement shall be established by the Committee.
Section 2.02 Continuation of Participation.
(a) The Enrollment Agreement shall remain in effect until it is modified through full withdrawal from participation in the UPP pursuant to Section 2.03 below, otherwise changed pursuant to Section 2.04 below or the individual covered by the Enrollment Agreement ceases to be an Eligible Participant.
(b) A Participant who is on a leave of absence approved by an Employer (and is not a Participant who is a non-employee member of the Board of Directors) may continue to participate in the UPP during the leave of absence only to the extent such Participant continues to receive Compensation, which is sufficient to satisfy the payroll deductions and any other legally required deductions or withholding obligations, as the Committee may determine in its sole and absolute discretion.

Section 2.03 Full Withdrawal from Participation.
(a) A Participant may voluntarily fully withdraw from participation in the UPP at any time on or before May 11, 2018 by submitting a new Enrollment Agreement to the Committee that is accepted by the Committee. If a Participant fully withdraws from participation in the UPP, such Participant’s payroll deductions or other contributions permitted by Section 2.04(b) shall cease and such Participant may not make additional contributions to the UPP and may not be reinstated as a Participant in the UPP at any time, the funds held for the Participant under the UPP shall be distributed to the Participant as soon as administratively practicable following the Committee’s receipt and acceptance of the new, properly completed Enrollment Agreement, and no purchase of Units shall be made for such Participant under the UPP.
(b) If a Participant ceases to be an Eligible Participant at any time before the Purchase Date, including due to death of the Participant, such Participant shall be deemed to have fully withdrawn from participation in the UPP effective on the date such individual ceases to be an Eligible Participant. Such Participant’s payroll deductions or other contributions permitted by Section 2.04(b) shall cease and such Participant may not make any contributions to the UPP and may not be reinstated as a Participant at any time, including if the Eligible Participant is later rehired. The amount then credited to such Participant’s UPP Account shall be distributed to the Participant or the Participant’s estate, in the case of the Participant’s death, as soon as administratively practicable following the date such individual ceases to be an Eligible Participant, and no purchase of Units shall be made for such Participant under the UPP.

Section 2.04 Payroll Deductions Contributions and Other Permitted Contributions; Decreases in Contributions; Return of Contributions.
(a) To participate in the UPP, each Participant, other than those individuals described in Section 2.04(b), shall authorize his or her Employer to make after-tax payroll deductions from his or her Compensation paid during the Offering Period for the purpose of funding the purchase of Units pursuant to his or her Enrollment Agreement. In the Enrollment Agreement, each such Participant shall authorize the applicable Employer to deduct a percentage of each payment of Compensation paid by the Employer during the Offering Period to the Participant, which shall be in one percent (1%) increments and may not exceed the Maximum Deduction Amount; provided that the number of Units purchased for such Participant on the Purchase Date shall be subject to the 20,000 Unit purchase limit set forth in Section 3.02(b). Any such Participant may, one time only, on or before May 11, 2018, decrease his or her rate of payroll deductions by submitting a new Enrollment Agreement authorizing the new rate of payroll deductions. The decrease shall become effective as soon as administratively practicable following receipt and acceptance of the new Enrollment Agreement by the Committee or its delegate.
(b) Each Participant who, as of March 10, 2017, is a non-employee member of the Board of Directors, may elect to contribute a dollar amount of contributions to the UPP not to exceed $150,000 in the aggregate, subject to the 20,000 Unit purchase limit set forth in Section 3.02(b), either as one lump sum payment on the March 13, 2017 Election Date or in two equal installments made on March 13, 2017 and December 1, 2017. Any such Participant electing to pay in two installments may, one time only, on or before November 27, 2017, decrease his or her level of installment contributions by submitting a new Enrollment Agreement to the Committee authorizing the new level of installment contributions. The decrease shall become effective as soon as administratively practicable following receipt and acceptance of the new Enrollment Agreement by the Committee or its delegate. Each Participant who, after March 10, 2017 but on or before November 27, 2017, becomes a non-employee member of the Board of Directors, may elect to contribute a dollar amount to the UPP not to exceed $150,000, subject to the 20,000 Unit purchase limit set forth in Section 3.02(b), as one lump sum payment on the December1, 2017 Election Date.
(c) Any Participant may request the return of up to 100% of the amount then credited to such Participant’s UPP Account at any time on or before May 11, 2018 by submitting a new Enrollment Agreement to the Committee authorizing the return of such amount. Any Participant requesting a return of 100% of the amount then credited to such Participant’s UPP Account and decreasing such Participant’s rate of payroll deductions to 0% or level of installment contributions to $0, as applicable, shall be deemed to be fully withdrawing from participation in the UPP as described under Section 2.03(a).

     Section 2.05  Accounting for Funds. As of each payroll deduction period, or other contribution date described in Section 2.04(b), HCLP shall cause to be credited to the Participant’s UPP Account in a ledger established for that purpose the funds deducted from and attributable to the Participant’s Compensation for that period or otherwise contributed to the UPP as described in Section 2.04(b). No interest shall be credited to the Participant’s UPP Account or to any amounts returned to the Participant or his estate under the UPP at any time. The obligation of HCLP to the Participant for this UPP Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the HCLP.

ARTICLE III
UNIT PURCHASE AND DISTRIBUTION
Section 3.01 Purchase Price of Units. The purchase price per Unit to be sold by HCLP to Participants on the Purchase Date under the UPP shall be 85% of the Fair Market Value of such Unit on the Participant’s applicable Election Date (the “Purchase Price”).

Section 3.02 Exercise of Purchase Privilege.
(a) As of the first day of the Offering Period, each Participant shall be granted a purchase right under the LTIP to purchase Units at the Purchase Price specified in Section 3.01 above. The purchase right shall continue in effect through the Purchase Date unless the Participant ceases to be a participant in the UPP. On the Purchase Date, each Participant shall automatically be deemed to have exercised his or her purchase right to purchase Units; provided, that if the Fair Market Value per Unit on the Purchase Date is less than the Purchase Price for such

Participant, the Participant’s purchase right to purchase Units shall not be deemed to be exercised, and all funds received or held under the UPP on behalf of such Participant shall be returned to such Participant as soon as administratively possible
(b) Subject to Section 3.02(a), there shall be purchased for the Participant on the Purchase Date, at the Purchase Price, the largest number of whole Units as can be purchased with the amounts credited on the Purchase Date to the Participant’s UPP Account; provided that the total number of Units purchased for each Participant shall be capped at 20,000 Units. For the avoidance of doubt, fractional Units shall not be purchased.
(c) In the event that any amounts that are attributable to a Participant’s deductions or contributions remain after the purchase of Units on the Purchase Date, such amounts shall be returned to the Participant as soon as administratively practicable by check or in such other manner as agreed by HCLP and the Participant.

Section 3.03 Reservation of Units. The aggregate number of Units that may be purchased under the UPP shall not exceed 800,000 of the Units reserved under the LTIP. If, on the Purchase Date, the aggregate funds of all Participants available for the purchase of Units would otherwise permit the purchase of a number of Units in excess of 800,000 Units (or such lesser number of Units as may then remain available under the LTIP), then the Committee shall allocate the available Units pro rata among the Participants in accordance with each Participant’s UPP Account balance.
Section 3.04 Payment for Units. The Purchase Price for all Units purchased by a Participant under the UPP shall be paid only to the extent of the amount credited to the Participant’s UPP Account on the Purchase Date. All funds received or held under the UPP are general assets of HCLP, shall be held free of any trust requirement or other restriction, and may be used for any partnership purpose of HCLP.
Section 3.05 Unit Ownership. The Units purchased by a Participant on the Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on the Purchase Date. Prior to that time, none of the rights or privileges of a unitholder of HCLP shall inure to the Participant with respect to such Units.
ARTICLE IV
MISCELLANEOUS
Section 4.01 LTIP. Purchase rights for Units granted under the UPP constitute Other Unit Based Awards authorized pursuant to Section 6(f) of the LTIP and are subject to all of the terms and conditions of the LTIP applicable to purchase rights granted under the LTIP. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the LTIP.
Section 4.02 Internal Revenue Code and ERISA Considerations. The UPP is neither intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Code nor intended to be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Section 4.03 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

Section 4.04 Administration of the UPP. The Committee has the responsibility for the general administration of the UPP, and has all powers necessary to accomplish that purpose, including but not limited to all of those powers, authority and rights set forth in Section 3 of the LTIP which shall be applicable with respect to the Committee’s administration of the UPP.

Section 4.05 Amendment and Termination of the UPP. The Committee may amend the UPP or waive conditions or rights relating to purchase rights granted under the UPP to the extent permitted pursuant to the LTIP. The UPP shall terminate immediately after the Purchase Date, unless earlier terminated by the Board of Directors. If the UPP is terminated prior to the Purchase Date, any amounts then credited to each Participant’s UPP Account will be returned to such Participant as soon as administratively practicable.

Section 4.06 UPP Not An Employment Contract. The adoption and maintenance of the UPP is not a contract between any Employer and its Participants which gives any Participant the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Employer to discharge any Participant at any time or to interfere with the Participant’s right to terminate the Participant’s employment at any time.

Section 4.07 Purchase Rights Are Not Transferable. No purchase right granted to a Participant under the UPP is transferable by the Participant, and must be exercisable, during the Participant’s lifetime, only by the Participant. In the event any Participant attempts to violate the terms of this Section 4.07, any purchase right held by the Participant shall be terminated by HCLP and, upon return to the Participant of the remaining funds in the credited to the Participant’s UPP Account, all of the Participant’s rights under the UPP will terminate.